Exhibit 99.1

FOR IMMEDIATE RELEASE

Mission Produce Appoints Shaunte Mears-Watkins to Board of Directors

OXNARD, Calif. – Dec. 15, 2021 – Mission Produce, Inc. (NASDAQ: AVO) (“Mission” or the “Company”), the world leader in sourcing, producing, and distributing fresh Hass avocados, with additional offerings in mangos, today announces the appointment of Shaunte Mears-Watkins to its board of directors effective December 14, 2021. Ms. Mears-Watkins was appointed to the class of directors that will stand for election at the company’s 2022 Annual Meeting of Stockholders.

Shaunte Mears-Watkins is an accomplished global sales and marketing executive with over 20 years of experience. Ms. Mears-Watkins is known for her innovative strategic perspective and global P&L leadership in the consumer product and food industries. She currently serves as the Chief Commercial Officer at Clif Bar and Company, a double-digit growth manufacturer in the energy food and drink space. Before joining Clif Bar and Company in the summer of 2021, Ms. Mears-Watkins spent nearly 15 years at The Clorox Company in positions such as Vice President of Marketing, Specialty Division, and General Manager Clorox Australia, and New Zealand. Most recently, she held the position of Vice President of Strategy and Chief of Staff to the Office of the CEO. She holds a BA from Stanford University in economics and an MBA from Harvard Business School.

“We are excited to add such a strategic and innovative marketing and sales executive to our board of directors. Shaunte’s experience from a commercial and global perspective in the consumer product and food space is a complement to the other eight board members currently serving,” said Steve Barnard, Founder, and CEO, Mission Produce. “Her proficiency in driving growth with multiple brands such as Burts Bees, Kingsford, and Hidden Valley will be of value as we continue to build the Mission Produce brand globally,” added Barnard.

Steve Bershad, Chairman of the Board, said, “I am pleased Shaunte has joined our board of directors. Not only does she provide valuable perspective with public experience, but her caliber and breadth of experience enhance the board’s overall expertise. In addition, her appointment further bolsters the independence of the board of directors.”

About Mission Produce, Inc.:

Mission Produce is the global leader in the worldwide avocado business. Since 1983, Mission Produce has been sourcing, producing, and distributing fresh Hass avocados, and as of 2021, fresh mangos, to retail, wholesale, and foodservice customers in over 25 countries. The vertically integrated Company owns and operates four state-of-the-art packing facilities in key growing locations globally including California, Mexico & Peru, and has additional sourcing capabilities in Chile, Colombia, Dominican Republic, Guatemala, New Zealand, & South Africa, which allow the company to provide a year-round supply of premium fruit. Mission’s global distribution network includes twelve forward distribution centers in North America, China & Europe that offer value-added services such as ripening, bagging, custom packing, and logistical management. In addition, Mission owns over 11,000 acres globally, allowing for diversified sourcing and access to complementary growing seasons, while ensuring its customers receive the highest quality fruit possible. For more information, please visit www.missionproduce.com.

###

Contacts:

Investor Relations Contact:

ICR

Jeff Sonnek

646-277-1263

jeff.sonnek@icrinc.com

Media:

Denise Junqueiro

Vice President of Marketing and Communications

Mission Produce, Inc.

press@missionproduce.com